Exhibit 4.3
[FORM OF SHARE PURCHASE OPTION]
The registered Holder of this Purchase Option, by its acceptance hereof, agrees that for a period of 180 days after the issuance date of this Purchase Option (which shall not be earlier than the closing date of the offering pursuant to which this Purchase Option is being issued), in compliance with FINRA Rule 5110(g), neither this Purchase Option nor any shares of common stock issued upon exercise of this Purchase Option shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which this Purchase Option is being issued, except the transfer of any security:
(i)	by operation of law or by reason of reorganization of the Company;

(ii)	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction in Section 3.1 hereof for the remainder of the time period;

(iii)	if the aggregate amount of securities of the Company held by the Holder or related person do not exceed 1% of the securities being offered;

(iv)	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction in Section 3.1 hereof for the remainder of the time period.
THIS PURCHASE OPTION IS NOT EXERCISABLE PRIOR TO [ONE YEAR FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT], ASSUMING THE SECURITIES UNDERLYING THIS PURCHASE OPTION ARE COVERED BY AN EFFECTIVE REGISTRATION STATEMENT AND A CURRENT PROSPECTUS IS AVAILABLE OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS AVAILABLE (AS DESCRIBED MORE FULLY IN THE COMPANY’S REGISTRATION STATEMENT (DEFINED HEREIN)). THIS PURCHASE OPTION SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME,                                , 2016 [FIVE YEARS FROM THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT].
SHARE PURCHASE OPTION
FOR THE PURCHASE OF
[5% OF THE UNITS SOLD] SHARES of COMMON STOCK
OF
T3 MOTION, INC.
1. Purchase Option.
THIS CERTIFIES THAT, in consideration of $100.00 duly paid by or on behalf of [CHARDAN CAPITAL MARKETS, LLC] (the “Initial Holder”), as registered owner of this Share Purchase Option (this “Purchase Option”), to T3 MOTION, INC. (the “Company”), the Initial Holder is entitled, at any time or from time to time commencing on ____________ __, 2012 [one year from the effective date of the registration statement] (the “Commencement Date”), and at or before 5:00 p.m., Eastern Time, on ____________ __, 2016 (the “Expiration Date”), which is five years from the effective date (the “Effective Date”) of the registration statement on Form S-1 (File No. 333-171163) (the “Registration

Statement”) pursuant to which the Units (as defined below) are offered for sale to the public (the “Offering”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to [•] [5% of the Units sold] shares of Common Stock (the “Shares”) of the Company, par value $0.001 per share (the “Common Stock”), If the Expiration Date is not a Business Day (as defined below), then this Purchase Option may be exercised on the next succeeding Business Day in accordance with the terms herein. During the period ending on the Expiration Date, the Company agrees not to take any action that would terminate the Purchase Option, except to the extent such termination is contemplated or allowable in accordance with Section 6 hereof. This Purchase Option is initially exercisable at $[•] per Share so purchased [125% of the public offering price per Unit]; provided, however, that upon the occurrence of any of the events specified in Section 6 hereof, the rights granted by this Purchase Option, including the exercise price per Share to be received upon such exercise, shall be adjusted as therein specified.
The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context.
The term “Holder” shall mean, as of any date, the Initial Holder and/or any transferee who acquires this Purchase Option (in whole or in part) in accordance with Section 3.1 hereof.
The term “Business Day” shall mean any day, except a Saturday, Sunday or legal holiday on which the banking institutions in the State of New York are authorized or obligated by law or executive order to close.
2. Exercise.
2.1 Exercise Form. In order to exercise this Purchase Option, the exercise form attached hereto must be duly executed and completed and delivered to the Company, together with this Purchase Option and payment of the Exercise Price for the Shares being purchased (payable in cash or by certified check or official bank check). If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Option shall become null and void, without further force or effect, and all rights represented hereby shall cease and expire.
2.2 Legend. Each certificate for the securities purchased under this Purchase Option shall bear a legend as follows unless such securities are covered by an effective registration statement under the Securities Act of 1933, as amended (“Act”):
“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”), or applicable state law. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act and applicable state law.”
2.3 Cashless Exercise.
2.3.1 Determination of Amount. If at the time of exercise of this Purchase Option, there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Common Stock and Warrants to the Holder without a restrictive legend and all of the shares of Common Stock underlying the Warrants are not then registered for resale by Holder on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use), then, to the extent permitted by applicable federal and state securities laws, in lieu of the payment of the Exercise Price multiplied by the number of Shares for which this Purchase Option is exercisable and in lieu of being entitled to receive Shares in the manner required by Section 2.1, the Holder shall have the right (but not the obligation) to convert any exercisable but unexercised portion of this Purchase Option into Shares (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any of the Exercise Price in cash) that number of Shares equal to the quotient obtained by dividing (x) the “Value” (as defined below) of the portion of this Purchase Option being converted by (y) the “Current Market Value” (as defined below) of the portion of the Purchase Option being converted. The “Value” of the portion of this

Purchase Option being converted shall equal the remainder derived from subtracting (a) the product of (i) the Exercise Price multiplied by (ii) the number of Shares underlying the portion of this Purchase Option being converted from (b) the product of (i) Current Market Value of a Share multiplied by (ii) the number of Shares underlying the portion of this Purchase Option being converted. The “Current Market Value” of a Share at any day shall mean the Current Market Price of the Common Stock. The “Current Market Price” shall mean: (i) if the Common Stock is listed on a national securities exchange (including, without limitation, the NYSE Amex and the Nasdaq Stock Market) or quoted on the OTC Bulletin Board (or any successor electronic inter-dealer quotation system), the average closing price of the Common Stock for the thirty (30) trading days immediately preceding the date of determination of the Current Market Price in the principal trading market for the Common Stock as reported by the exchange or the quotation system, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on OTC Bulletin Board (or any successor electronic inter-dealer quotation system), but is traded in the residual over-the-counter market such as Pink OTC Markets, Inc., the closing bid price for the Common Stock on the last trading day preceding the date in question for which such quotations are reported by Pink OTC Markets, Inc. or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, then such price as the Board of Directors of the Company shall determine, in good faith.
2.3.2 Mechanics of Cashless Exercise. The Conversion Right described in this Section 2.3 may be exercised by the Holder on any Business Day on or after the Commencement Date and not later than the Expiration Date by delivering this Purchase Option, with the duly executed exercise form attached hereto and with the cashless exercise section completed, specifying the total number of Shares the Holder will purchase pursuant to such Conversion Right, to the Company.
2.4 No Obligation to Net Cash Settle. In no event will the Company be obligated to pay the registered Holder of the Purchase Option any cash or otherwise “net cash settle” the Purchase Option.
2.5 .
3. Transfer.
3.1 General Restrictions. The registered Holder of this Purchase Option, by its acceptance hereof, agrees that for a period of 180 days after the issuance date of this Purchase Option (which shall not be earlier than the closing date of the offering pursuant to which this Purchase Option is being issued), in compliance with FINRA Rule 5110(g), neither this Purchase Option nor any Shares issued upon exercise of this Purchase Option shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which this Purchase Option is being issued, except the transfer of any security:
(i)	by operation of law or by reason of reorganization of the Company;

(ii)	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction in this Section 3.1 for the remainder of the time period;

(iii)	if the aggregate amount of securities of the Company held by the Holder or related person do not exceed 1% of the securities being offered;

(iv)	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction in this Section 3.1 for the remainder of the time period.

On and after the 180 day anniversary of the Effective Date, this Purchase Option may be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, in whole or in part, subject to compliance with applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto duly executed and completed, together with the Purchase Option and payment of all transfer taxes, if any, payable in connection therewith. The Company shall, within three (3) Business Days following receipt thereof, transfer this Purchase Option on the books of the Company and shall execute and deliver a new Purchase Option or Purchase Options of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.
3.2 Restrictions Imposed by the Act. The securities evidenced by this Purchase Option shall not be transferred unless and until (a) the Company has received a written opinion of counsel for the Holder that the securities may be transferred pursuant to an exemption from registration under the Act and applicable state securities laws, the availability of which is established to the reasonable satisfaction of the Company or (b) a new registration statement or a post-effective amendment to the Registration Statement relating to such securities has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Commission”), a current prospectus is available and compliance with applicable state securities laws has been established.
4. New Purchase Options to be Issued.
4.1 Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Option may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Option for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price (except to the extent the Holder elects to exercise this Purchase Option by means of a cashless exercise as provided by Section 2.3 above) and/or transfer tax, the Company shall cause to be delivered to the Holder without charge a new Purchase Option of like tenor to this Purchase Option in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Option has not been exercised or assigned. In addition, the Company shall cause to be delivered to any Permitted Transferee without charge a new Purchase Option of like tenor to this Purchase Option in the name of such transferee evidencing the right of such transferee to purchase the number of Shares purchasable hereunder as to which this Purchase Option has been transferred to such transferee.
4.2 Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Option and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Option of like tenor and date. Any such new Purchase Option executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.
5. Registration Rights.
5.1 General. As used in this Section 5, the term “Registrable Securities” means the securities underlying this Purchase Option and any other Purchase Options for Shares issued pursuant to any transfer request by the Initial Holder for the transfer of the Purchase Option for Shares originally issued to the Initial Holder on [____________] [the effective date] in connection with the Offering (collectively with this Purchase Option, the “Purchase Options”), including the Shares; provided, that, any such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities shall have become effective under the Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities shall have been transferred pursuant to Rule 144 of the Act (or any similar rule or regulation then in force), new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and they may be publicly resold without volume or method of sale restrictions without registration under the Securities Act; (c) such securities may be sold under Rule 144 by the Holder without volume limitation restrictions; or (d) such securities shall have ceased to be outstanding. A “majority” of the Registrable Securities shall be calculated by assuming that any outstanding Purchase Options are exercised for Shares in accordance with the terms of such Purchase Options.
5.2 Demand Registration.
5.2.1 Grant of Right. At any one time (and not more than one time) during the five year period following the Effective Date, if a prospectus relating to the Registrable Securities is not then available, the Holders of at least 51% of the Registrable Securities (“Majority Holders”) may make a written demand for registration under the Act of all or part of their Registrable Securities (a “Demand Registration”). Any request for a Demand Registration (a “Demand Request”) shall specify the number and type of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all Holders of Registrable Securities of the demand, and any Holder of Registrable Securities who wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration shall so notify the Company within fifteen (15) Business Days following delivery of the notice from the Company (such Holders who timely deliver notice together with the Majority Holders, the “Demanding Holders”). The Company will then use its reasonable best efforts (a) to prepare and file within sixty (60) days a new registration statement or a post-effective amendment to the Registration Statement covering the resale of the Registrable Securities which the Demanding Holders have requested to be registered and (b) to cause such registration statement to be declared effective as soon as possible thereafter, subject to Section 5.2.4.
5.2.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable fees and expenses of one legal counsel selected by the Majority Holders to represent them in connection with the sale of the Registrable Securities, except that the Company shall not be required to pay any underwriting commissions (which commissions, if any, shall be borne by the Demanding Holders participating in the registration). The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such States as are reasonably requested by the Majority Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (a) the Company to be obligated to qualify to do business in such State or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (b) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use its reasonable best efforts to cause any registration statement or post-effective amendment filed pursuant to the demand rights granted under Section 5.2.1 to remain effective for a period of twelve consecutive months from the effective date of such registration statement or post-effective amendment, plus any period during which disposition of securities thereunder is interfered with by any stop order or injunction of the Commission or any governmental agency or court.
5.2.3 Effective Registration. A registration will not count as a Demand Registration until the registration statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such registration statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the registration statement with respect to such Demand Registration will be deemed not to have been declared effective unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.
5.2.4 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the underwriter or underwriters of their request to withdraw prior to the effectiveness of the registration statement filed with the Commission with respect to such Demand

Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then the Company shall cease all efforts to secure such registration, and such registration shall not count as a Demand Registration provided for in Section 5.2.
5.2.5 Permitted Delays. The Company shall be entitled to postpone, for up to sixty (60) days from the date of receipt of a Demand Request (which shall be in addition to the sixty (60) days for filing provided for in Section 5.2.1), the filing of any registration statement under this Section 5.2, if (a) at any time prior to the filing of such registration statement the Company’s Board of Directors determines, in its good faith business judgment, that such registration and offering would materially and adversely affect any financing, acquisition, corporate reorganization, or other material transaction involving the Company, and (b) the Company delivers to the Demanding Holders written notice thereof within five (5) business days from the date of receipt of a Demand Request; provided, that the Company may not exercise this postponement right more than once during any twelve-month period.
5.3 “Piggy-Back” Registration.
5.3.1 Grant of Right. If at any time during the second through sixth years following the Effective Date and while a prospectus relating to the Registrable Securities is not available, the Company proposes to file a registration statement under the Act with respect to an offering of equity securities, or securities exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for securityholders of the Company for their accounts (or by the Company and by securityholders of the Company including, without limitation, pursuant to Section 5.2.1), other than (A) a registration of securities relating solely to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement, (B) a registration on Form S-4 or S-8 or any successor form to such forms, (C) an exchange offer or offering of securities solely to the Company’s existing stockholders, (D) an offering of debt that is convertible into equity securities, (E) a dividend reinvestment plan, or (F) solely in connection with a merger, consolidation or non-capital raising bona fide business transaction, then the Company shall (i) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (ii) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its reasonable best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.
5.3.2 Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities, including the reasonable fees and expenses of any legal counsel selected by a majority-in-interest of the Holders requesting inclusion of securities pursuant to Section 5.3 to represent them in connection with the sale of the Registrable Securities, but the Holders shall pay any and all underwriting commissions. The Company agrees to use its reasonable best efforts to qualify or register the Registrable Securities in such states as are reasonably requested by the majority-in-interest of the Holder(s); provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause (a) the Company to be obligated to qualify to do business in such state, or would subject the Company to taxation as a foreign corporation doing business in such jurisdiction or (b) the principal stockholders of the Company to be obligated to escrow their shares of capital stock of the Company. The Company shall use its commercially reasonable efforts to cause any registration statement or post-effective amendment filed pursuant to the “piggyback” rights granted under Section 5.3 to remain effective for a period of nine consecutive months from the effective date of such registration statement or post-effective amendment.
5.3.3 Underwritten Offerings. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of securities which the Company desires to sell, taken together with the securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities and the Registrable Securities as to which registration has been requested under Section 5.3, exceeds the Maximum Number of Securities, then the Company shall include in any such registration:
(a) If the registration is undertaken for the Company’s account: (A) first, securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities; and
(b) If the registration is a “demand” registration undertaken at the demand of persons other than either the holders of Registrable Securities, (A) first, securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Securities.
5.3.4 Maintenance of Priority. So long as there are Registrable Securities hereunder, the Company shall not grant to any person piggy-back rights superior to or on parity with the rights of the Holders of Registrable Securities hereunder if a prospectus relating to the Registrable Securities is not then available.
5.3.5 Withdrawal. Any Holder of Registrable Securities may elect to withdraw such Holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw at least five (5) Business Days prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred in connection with the withdrawn registration statement in accordance with Section 5.3.2 above.
5.4 General Terms.
5.4.1 Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder and each person, if any, who controls any such Holder within the meaning of Section 15 of the Act or Section 20(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), against any loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever whether arising out of any action between the underwriter and the Company or between the underwriter and any third party or otherwise) to which any of them may become subject under the Act, the Exchange Act or otherwise, based upon such registration statement, but only to the same extent and with the same effect as the provisions pursuant to which the Company has agreed to indemnify the Initial Holder contained in Section 8 of the Underwriting Agreement (the “Underwriting Agreement”) among the Company and the Initial Holder, as Representatives, dated the [Effective Date], pursuant to which the Company has agreed to indemnify the Initial Holder. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, against any loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against litigation, commenced or threatened, or any claim whatsoever) to which they may become subject under the Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement to the same extent and with the same effect as the provisions contained in Section 7 of the Underwriting Agreement, pursuant to which the underwriters have agreed to indemnify the Company.
5.4.2 Exercise of Purchase Options. Nothing contained in this Purchase Option shall be construed as requiring the Holder(s) to exercise this Purchase Option or Warrants underlying this Purchase Option prior to or after the initial filing of any registration statement or the effectiveness thereof.
5.4.3 Documents Delivered to Holders. In case of an underwritten offering which includes Registrable Securities pursuant to the terms hereof, the Company shall furnish, or cause to be furnished, to the Initial Holder, as representative of the Holders participating in the offering, (i) an opinion of counsel substantially in the form furnished to the underwriter or underwriters and (ii) a comfort letter from the Company’s independent public accountants substantially in the form furnished to the underwriter or underwriters; provided, that, comfort letters are at the time being customarily furnished by independent public accountants to selling securityholders in similar circumstances. The Company shall deliver promptly to the Initial Holder, as representative of the Holders participating in the offering, copies of all correspondence between the Commission, on the one hand, and the Company, its counsel and/or auditors, on the other hand, and permit the Initial Holder, as representative of the Holders participating in the offering, to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the Financial Industry Regulatory Authority. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as the Initial Holder, as representative of the Holders participating in the offering, shall reasonably request. The Company shall not be required to disclose any confidential information or other records to the Initial Holder, as representative of the Holders participating in the offering, or to any other person, until and unless such persons shall have entered into reasonable confidentiality agreements (in form and substance reasonably satisfactory to the Company) with the Company with respect thereto.
5.4.4 Underwriting Agreement. If an underwritten offering is requested pursuant to Section 5.2.4, the Company shall enter into an underwriting agreement with the managing underwriter(s), if any, selected by any Holders pursuant to Section 5.2.4 or Section 5.3.3, which managing underwriter shall be reasonably acceptable to the Company. Such agreement shall be reasonably satisfactory in form and substance to the Company, each participating Holder and such managing underwriter(s), and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The participating Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Registrable Securities and shall agree to such covenants and indemnification and contribution obligations of selling stockholders as are customarily contained in agreements of that type used by the managing underwriter. Further, such Holders shall execute appropriate custody agreements and otherwise cooperate fully in the preparation of the registration statement and other documents relating to any offering in which they include Registrable Securities pursuant to this Section 5. Each Holder shall also furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.
5.4.5 Obligation to Suspend Distribution. The Holder agrees, that upon receipt of any notice from the Company of the happening of any event as a result of which the prospectus included in any registration statement covering Registrable Securities, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of a supplemental or amended prospectus, and, if so desired by the Company, such Holder shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of such destruction) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.
6. Adjustments.
6.1 Adjustments to Exercise Price and Number of Securities. The Exercise Price and the number of securities underlying the Purchase Option shall be subject to adjustment from time to time as hereinafter set forth:
6.1.1 Stock Dividends — Split-Ups. If after the date hereof, and subject to the provisions of Section 6.3 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock or by a split-up of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock purchasable hereunder shall be increased in proportion to such increase in outstanding shares. For example, if the Company declares a two-for-one stock dividend and, at the time of such dividend, this Purchase Option entitles the holder to purchase one Share at a price of $[•], upon effectiveness of the dividend, this Purchase Option will be adjusted to allow for the purchase of one Share at $[•] per Share, each Option entitling the Holder to receive two shares of Common Stock.
6.1.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 6.3, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares and the exercise price shall proportionately increase..
6.1.3 Replacement of Securities upon Reorganization, etc. In the case of any reclassification or reorganization of the outstanding Common Stock other than a change covered by Section 6.1.1 or 6.1.2 hereof or one that solely affects the par value of such Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding Common Stock, or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder of this Purchase Option shall have the right thereafter (until the expiration of the right of exercise of this Purchase Option) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, by a holder of the number of shares of Common Stock of the Company obtainable upon exercise of this Purchase Option immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 6.1.1 or 6.1.2, then such adjustment shall be made pursuant to Sections 6.1.1, 6.1.2 and this Section 6.1.3. The provisions of this Section 6.1.3 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.
6.1.4 Changes in Form of Purchase Option. This form of Purchase Option need not be changed because of any change pursuant to this Section, and Purchase Options issued after such change may state the same Exercise Price and the same number of Shares as are stated in the Purchase Options initially issued pursuant to this Agreement. The acceptance by any Holder of the issuance of new Purchase Options reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the Commencement Date or the computation thereof.
6.1.5
6.2 Substitute Purchase Option. In the case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental Purchase Option providing that the holder of each Purchase Option then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Option) to receive, upon exercise of such Purchase Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such Purchase Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental Purchase Option shall provide for adjustments which shall be identical to the adjustments provided in Section 6. The above provision of this Section shall similarly apply to successive consolidations or mergers.
6.3 Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of this Purchase Option, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down to the nearest whole number of shares or other securities, properties or rights.
6.4 Limitations on Monetary Damages. In no event shall the registered holder of this Purchase Option be entitled to receive any monetary damages if the securities underlying this Purchase Option have not been registered by the Company pursuant to an effective registration statement or a current prospectus is not available, provided the Company has fulfilled its obligation to use reasonable best efforts to effect such registration and to make such prospectus available.
7. Reservation and Listing. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon exercise of this Purchase Option, such number of shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Option and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable. As long as this Purchase Option shall be outstanding, the Company shall use its reasonable best efforts to cause all shares of Common Stock issuable upon exercise of this Purchase Option to be listed (subject to official notice of issuance) on all securities exchanges on which the shares of common stock issued in connection with the Offering may then be listed and/or quoted.
8. Certain Notice Requirements.
8.1 Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holder the right to vote or consent as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of this Purchase Option and its exercise, any of the events described in Section 8.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.
8.2 Events Requiring Notice. The Company shall be required to give the notice described in Section 8.1 upon the following events: (a) the Company shall offer to all the holders of its Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, (b) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution payable other than in cash, or a cash dividend or distribution payable other than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, or (c) the dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business shall be proposed.
8.3 Notice of Change in Number of Securities. The Company shall, promptly after an event requiring an adjustment in the number of shares of Common Stock underlying this Purchase Option, send notice to the Holders of such event and change (“Change Notice”). The Change Notice shall describe the event causing the change and the method of calculating the change and shall be certified as being true and accurate by the Company’s Chief Executive Officer, President or Chief Financial Officer.
8.4 Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Option shall be in writing and shall be deemed to have been duly made when hand delivered, or mailed by express mail or private courier service: (a) if to the registered Holder of the Purchase Option, to the address of such Holder as shown on the books of the Company, or (b) if to the Company, to the following address or to such other address as the Company may designate by notice to the Holders:
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
Attn: Kelly Anderson
9. Miscellaneous.
9.1 Amendments. The Company and the Initial Holder may from time to time supplement or amend this Purchase Option without the approval of any of the Holders in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Initial Holder may deem necessary or desirable and that the Company and the Initial Holder deem shall not adversely affect the interest of the Holders. All other modifications or amendments to this Purchase Option shall require the written consent of and be signed by the Holder hereof.
9.2 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Option.
9.3 Entire Agreement. This Purchase Option (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Option) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.
9.4 Binding Effect. This Purchase Option shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their respective successors, legal representatives and permitted assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Option or any provisions herein contained.
9.5 Governing Law; Submission to Jurisdiction. This Purchase Option shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Option shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.
9.6 Waiver, Etc. The failure of the Company, the Initial Holder or any Holder to at any time enforce any of the provisions of this Purchase Option shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Option or any provision hereof or the right of the Company, the Initial Holder or any Holder to thereafter enforce each and every provision of this Purchase Option. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Option shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.
9.7 Execution in Counterparts. This Purchase Option may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.
9.8 Exchange Agreement. As a condition of the Holder’s receipt and acceptance of this Purchase Option, the Holder agrees that, at any time prior to the complete exercise of this Purchase Option by the Holder, if the Company and the Initial Holder enter into an agreement (“Exchange Agreement”) pursuant to which they agree that all outstanding Purchase Options will be exchanged for securities or cash or a combination of both, then the Holder shall agree to such exchange and become a party to the Exchange Agreement.
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IN WITNESS WHEREOF, the Company has caused this Purchase Option to be signed by its duly authorized officer as of the ___ day of _____________, 2011.

T3 MOTION, INC.
By:
Name:
Title:

Form to be used to exercise Purchase Option:
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
Date:                                 , 20
     The undersigned hereby irrevocably elects to exercise all or a portion of the within Purchase Option and to purchase Shares of T3 MOTION, INC. and hereby makes payment of $ _____ (at the rate of $ ______ per Share) in payment of the Exercise Price pursuant thereto. Please issue the Common Stock as to which this Purchase Option is exercised in accordance with the instructions given below.
or
     The undersigned hereby irrevocably elects to convert its right to purchase Shares purchasable under the within Purchase Option by surrender of the unexercised portion of the attached Purchase Option (with a value of $_ ). Please issue the Shares as to which this Purchase Option is exercised in accordance with the instructions given below.

Signature

Signature Guaranteed
INSTRUCTIONS FOR REGISTRATION OF SECURITIES

Name	(Print in Block Letters)

Address
NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, OR ELSE SUCH SIGNATURE MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.

Form to be used to assign Purchase Option:
T3 Motion, Inc.
2990 Airway Avenue, Building A
Costa Mesa, CA 92626
ASSIGNMENT
(To be executed by the registered Holder to effect a transfer of the within Purchase Option):
FOR VALUE RECEIVED, does hereby sell, assign and transfer unto the right to purchase Shares of T3 MOTION, INC. (“Company”) evidenced by the within Purchase Option and does hereby authorize the Company to transfer such right on the books of the Company.
Date:                                , 20

Signature

Signature Guaranteed
NOTICE: THE SIGNATURE TO THIS FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN PURCHASE OPTION IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A BANK, OTHER THAN A SAVINGS BANK, OR BY A TRUST COMPANY OR BY A FIRM HAVING MEMBERSHIP ON A REGISTERED NATIONAL SECURITIES EXCHANGE.